For Immediate Release

GlobalNet Corporation Announces Accounting Update

LOMBARD, IL (Monday, May 16, 2005) GlobalNet Corporation (OTCBB:GLBTE) today announced that the Company has previously filed a Notification of Late Filing on Form 12b-25 stating that the Company will be delayed in filing its annual report on Form 10-KSB for fiscal 2004. The Form 10-KSB for fiscal year end 2004 could not be filed timely due to an ongoing analysis related to the proper application of generally accepted accounting principles regarding the accounting of the merger between iDial Networks (now GlobalNet Corporation) and GlobalNet International that occurred in August 2003 (the "Merger") and the subsequent extinguishment of the Series A Preferred Stock and return of Common Stock by a major shareholder at the time (the "Stock Cancellation"). Until such analysis is complete, the Company will be unable to finalize its financial statements for the year ended December 31, 2004 and file its annual report on Form 10-KSB. The Company intends to file its annual report on Form 10-KSB upon completion of its accounting analysis of the Merger and the Stock Cancellation.

The Company intends to file a Current Report on Form 8-K reporting that, because of the pending restatements resulting from the revised treatment of the Merger and the Stock Cancellation, the Audit Committee and management have concluded that the Company's financial statements and applicable reports filed with the Securities and Exchange Commission for fiscal 2003 and the first three quarters of fiscal 2004 must be amended. As a result of such amendments, management expects that its revenues will decrease and its net loss will increase for the fiscal year ended 2003.

About GlobalNet Corporation

GlobalNet Corporation is one of the top ten U.S. service providers of outbound traffic to Latin America and counts among its customers more than 30 Tier 1 and Tier 2 carriers. GlobalNet provides international voice, data, fax and Internet services on a wholesale basis over a private IP network to international carriers and other communication service providers in the United States and internationally. GlobalNet's state-of-the-art IP network, utilizing the convergence of voice and data networking, offers customers economical pricing, global reach and an intelligent platform that guarantees fast delivery of value-added services and applications. More information may be obtained from our website at http://www.gbne.net.

Safe Harbor for Forward-Looking Statements:

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in the future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product price, volatility, product demand, market competition, risk inherent in the Company's domestic and international operations, imprecision in estimating product reserves and the Company's ability to replace and expand its holdings.


For more information contact:

Mark T. Wood, GlobalNet Corporation, 630-652-1300, investors@gbne.net